                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 Sunoco, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO] SUNOCO                                         Sunoco, Inc.
                                                      Ten Penn Center
                                                      1801 Market Street
                                                      Philadelphia, PA
                                                      19103-1699

                           NOTICE OF ANNUAL MEETING

Dear Sunoco Shareholder:

On Thursday, May 2, 2002, Sunoco, Inc. will hold its 2002 Annual Meeting of Shareholders at the Moore College of Art and Design, Stewart Auditorium, 20th Street and the Parkway, Philadelphia, PA. The meeting will begin at 9:30 a.m.

Only shareholders who owned stock at the close of business on February 8, 2002 can vote at this meeting or any adjournments that may take place. At the meeting we will consider:

  1. Election of a Board of Directors;

  2. Approval of the appointment of our independent auditors for the fiscal year 2002; and

  3. Any other business properly presented at the meeting.

At the meeting we will also report on Sunoco's 2001 business results and other matters of interest to shareholders.

Your Board of Directors recommends that you vote in favor of the two proposals (numbers 1 and 2 above) which are further outlined in this proxy statement. This proxy statement also outlines the corporate governance practices at Sunoco, discusses our compensation practices and philosophy, and describes the Audit Committee's recommendation to the Board regarding our 2001 financial statements. We encourage you to read these materials carefully.

Whether or not you expect to attend the meeting, we urge you to vote promptly.

For those shareholders who consented to access the Proxy Statement and Annual Report through our Internet site (www.SunocoInc.com), we thank you for supporting our cost reducing efforts. For shareholders who may be interested in receiving information electronically in the future, you may indicate your preference when you vote.

The approximate date of mailing for this proxy statement and card as well as a copy of Sunoco's 2001 Annual Report is March 18, 2002. For further information about Sunoco, please visit our web site at www.SunocoInc.com.

                      By Order of the Board of Directors,

                                /s/ ANN C. MULE'
                                  Ann C. Mule'
               Assistant General Counsel and Corporate Secretary
                                March 18, 2002

                               TABLE OF CONTENTS
--------------------------------------------------------------------------------

Questions and Answers......................................................    3
Proposals on Which You May Vote............................................   10
Nominees for the Board of Directors........................................   11
Statement on Corporate Governance..........................................   14
Audit Committee Report.....................................................   19
Board Committee Membership Roster..........................................   20
Directors' Compensation....................................................   21
Directors' and Officers' Ownership of Sunoco Stock.........................   22
Executive Compensation: Report of the Compensation Committee...............   24
Executive Compensation, Pension Plans & Other Arrangements.................   28
  Summary Compensation Table...............................................   28
  Aggregated Option/SAR Exercises and Year-End Values......................   31
  Option Grant Table.......................................................   32
  Other Long-Term Incentive Awards.........................................   34
  Stock Performance Graph..................................................   35
  Pension Plans............................................................   36
  Severance Plans and Other Information....................................   38

--------------------------------------------------------------------------------

                             QUESTIONS AND ANSWERS
-------------------------------------------------------------------------------
1.  Q:    Who is entitled to vote?
    A: Shareholders as of the close of business on the record date, February 8, 2002, are entitled to vote at the Annual Meeting.

-------------------------------------------------------------------------------

2.  Q:    How do I cast my vote?
    A: There are four different ways you may cast your vote this year. You may vote by:

          (1) telephone, using the toll-free number listed on each proxy card (if you are a shareholder of record) or vote instruction card (if your shares are held by a bank or broker);
          (2) the Internet, at the address provided on each proxy or vote instruction card;
          (3) marking, signing, dating, and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the two proposals. For voting procedures for shares held in the Sunoco, Inc. Capital Accumulation Plan or "SunCAP," Sunoco's 401(k) Plan for employees, see Question 9; or
          (4) attending the meeting (if your shares are registered directly in your name on Sunoco's books and not held through a broker, bank or other nominee).

          If you are the registered shareholder (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the proxy card. You will need to use the individual control number that is printed on your proxy card in order to authenticate your ownership.

          If your shares are held in "street name" (that is, they are held in the name of a broker, bank or other nominee), or your shares are held in custody for your account by Bankers Trust Company, a subsidiary of Deutsche Bank, as trustee for SunCAP, you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or electronically.

          The deadline for voting by telephone or electronically is 11:59 p.m. Eastern U.S. Time, May 1, 2002.

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                                       3

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3.  Q:    How do I revoke or change my vote?
    A:    To revoke or change your vote:

          (1) notify Sunoco's Corporate Secretary in writing at any time before the meeting;
          (2) submit a later-dated proxy by mail, telephone, or via the Internet; or
          (3) vote in person at the meeting (if your shares are registered directly in your name on Sunoco's books and not held through a broker, bank, or other nominee).

          The latest-dated, properly completed proxy that you submit whether by mail, telephone or the Internet will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote
                               ------    -----
          will stand.

-------------------------------------------------------------------------------

4.  Q:    Who will count the vote?
    A: Representatives of IVS Associates, Inc., an independent tabulator, will count the vote and act as the judge of election.

-------------------------------------------------------------------------------

5.  Q:    Is my vote confidential?
    A: Proxy cards, vote instruction cards, telephone and Internet voting reports, ballots and voting tabulations that identify individual shareholders are returned directly to IVS Associates, Inc. and are handled in a manner that protects your voting privacy. As a registered shareholder or Non-Objecting Beneficial Owner, your vote will not be disclosed to Sunoco except: (1) as needed to permit IVS Associates, Inc. to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy or vote instruction card or elsewhere will be forwarded to Sunoco, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

-------------------------------------------------------------------------------

6.  Q:    What shares are included on the proxy or vote instruction card(s)?
    A: The shares on your proxy or vote instruction card(s) represent those shares registered directly in your name, those held on account in Sunoco's Shareholder Access & Reinvestment Plan or "SHARP" and SunCAP shares. If you do not cast your vote, your shares (except for those in SunCAP) will not be voted. See Question 9 for an explanation of the voting procedure for shares in SunCAP.

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                                       4

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7.  Q:    What does it mean if I get more than one proxy or vote instruction card?
    A: If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy or vote instruction cards you receive (or vote by telephone or the Internet) to ensure that all of your shares are voted.

-------------------------------------------------------------------------------

8.  Q:    How many shares can vote?
    A: As of the February 8, 2002 record date, 75,850,925 shares of Sunoco common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held as of the record date.

-------------------------------------------------------------------------------

9.  Q:    How is Sunoco common stock in SunCAP voted?
    A: Voting instructions from SunCAP participants are maintained in the strictest confidence and will not be disclosed to Sunoco. If you hold shares of Sunoco common stock through SunCAP, you may vote by instructing the SunCAP trustee, Bankers Trust Company, a subsidiary of Deutsche Bank, how to vote your shares pursuant to the instruction card that is mailed to you with this proxy statement. If you do not provide voting instructions, or provide unclear voting instructions, then Bankers Trust will vote the shares in your SunCAP account in proportion to the way the other SunCAP participants voted their shares.

-------------------------------------------------------------------------------

10. Q:    What is a "quorum"?
    A: A "quorum" is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held, and a proposal must receive more than 50% of the shares voting to be adopted. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.

          Abstentions: Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present and entitled to be voted.

          Broker Non-Votes: Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder, and (2) the broker lacks the authority to vote the shares at his/her discretion. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting, and they are not counted as shares present and entitled to be voted with respect to the matter on which the broker has not voted expressly.

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                                       5

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11. Q:    Who can attend the Annual Meeting and how do I get a ticket?
    A: All shareholders who owned shares on February 8, 2002 may attend. Just check the box on your proxy or vote instruction card, or as indicated on the Internet site, or press the appropriate key if voting by telephone. If your shares are held through a broker and you'd like to attend, please write to Ann C. Mule', Assistant General Counsel and Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699. Include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you a ticket.

-------------------------------------------------------------------------------

12. Q:    How will voting on any other business be conducted?
    A: Although we do not know of any business to be considered at the 2002 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or vote instruction card, or your authenticated Internet or telephone proxy gives authority to John
          G. Drosdick, Sunoco's Chairman, Chief Executive Officer, and President, and Ann C. Mule', Sunoco's Assistant General Counsel and Corporate Secretary, to vote on such matters at their discretion.

-------------------------------------------------------------------------------

13. Q:    Can I receive my proxy statement and annual report over the
          Internet?
    A:    Yes. You can receive this information over the Internet.

          (1) If you are a registered shareholder: You can agree to access the annual report and proxy statement on the Internet by completing the question regarding consent included on your proxy or vote instruction card, on the Internet site, or on the telephone. You will be notified when you receive your proxy card that the materials are available on our web site (www.SunocoInc.com). Your choice of electronic delivery will remain in effect until you contact us by sending a written request to the Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699.

          (2) If you hold shares through a broker or bank: Please refer to the information provided by that entity in the proxy materials mailed to you; or contact your broker or bank and indicate your preference to access the documents on the Internet.

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                                       6

-------------------------------------------------------------------------------

14. Q: If I am receiving multiple copies of the proxy statement and annual report at my residence, what do I need to do to receive only one copy?
    A: With your consent and the consent of other shareholders in your household, we may send one set of the proxy statement and annual report to a household where two or more Sunoco shareholders reside if we believe they are members of the same family. Each consenting shareholder would continue to receive a separate notice of annual meeting and proxy card. This procedure, referred to as "householding," would reduce the volume of duplicate information you receive, and would also reduce the Company's printing and mailing costs. If you are an eligible shareholder and would be interested in receiving only one copy of the proxy statement and annual report, please complete the question regarding consent relating to multiple copies included on your proxy or vote instruction card, on the Internet site, or on the telephone; or you may contact the Company by sending a written request to the Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699. Your consent will remain in effect unless Sunoco receives contrary instructions from you or other shareholders in your household. Also, if you would like to obtain a copy of the annual report or proxy statement, please direct your written request to the address above. If you hold your shares in street name, please contact your broker.

-------------------------------------------------------------------------------

15. Q: I have Sunoco shares that are held in street name, as do others in my household. We received only one copy of the proxy statement and annual report. What if I would like additional copies of these materials?
    A: Some brokerage firms have instituted "householding" in connection with the delivery of annual reports and proxy statements (See Question 14). If your family holds Sunoco shares in multiple brokerage accounts, you may have previously received "householding" notification from your broker or bank. If you wish to revoke your decision to household and thereby receive multiple reports, please contact your broker directly. If any shareholder residing at the same address would like additional copies of the annual report or proxy statement, please contact your broker or bank, or you may contact Sunoco at Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699, Attention: Corporate Secretary.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

16. Q:    Does any shareholder own 5% or more of Sunoco's common stock?
    A: These shareholders have reported the following ownership of Sunoco's common stock, as of December 31, 2001. The information below is based on the most recent Schedule 13Gs filed with the Securities and Exchange Commission, except as otherwise known by the Company.

            ----------------------------------------------------------------
                                                                 Percent of
                                                                 Outstanding
               Shareholder Name and Address            Shares      Shares
            ----------------------------------------------------------------
            ----------------------------------------------------------------
         Mellon Financial Corporation
         and direct or indirect subsidiaries
         One Mellon Center                          4,817,698/1/    6.38%
         Pittsburgh, PA 15258
            ----------------------------------------------------------------
         Morgan Stanley Dean Witter & Co.
         Morgan Stanley Dean Witter Advisors Inc.
         1585 Broadway                              4,292,125/2/    5.68%
         New York, NY 10036

            -------------------------------------------------------------------

            NOTES TO TABLE:

            /1/According to a Schedule 13G dated January 18, 2002 filed with the Securities and Exchange Commission, Mellon Financial Corporation holds sole voting power of 3,733,054, shared voting power of 266,596, sole dispositive power of 4,589,176 shares, and shared dispositive power of 155,725 shares.

            /2/According to a Schedule 13G dated February 5, 2002 filed with the Securities and Exchange Commission, Morgan Stanley Dean Witter & Co. holds shared voting power of 4,169,073 shares and shared dispositive power of 4,292,125 shares; and Morgan Stanley Dean Witter Advisors Inc. holds shared voting power of 4,026,337 shares and shared dispositive power of 4,035,312 shares

-------------------------------------------------------------------------------

17. Q: When are the shareholder proposals for the 2003 Annual Meeting due?
    A: All shareholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Ann C. Mule', Assistant General Counsel and Corporate Secretary, Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699 by November 15, 2002.

          Additionally, Sunoco's advance notice bylaw provisions require that any shareholder proposal to be presented from the floor of the 2003 Annual Meeting must be submitted in writing to Ann C. Mule', at the above address, by December 31, 2002, and must be accompanied by:

          . the name, residence and business address of the proposing shareholder;

          . a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker and the number of shares held; and

          . a representation that the shareholder intends to appear in person or by proxy at the 2003 Annual Meeting to present the proposal. A proposal may be presented from the floor only after Sunoco's Board of Directors has determined that it is a proper matter for consideration under our bylaws.

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

18. Q:    Can a shareholder nominate someone to be a director of Sunoco?
    A: As a shareholder, you may recommend any person as a nominee for director of Sunoco by writing to the Governance Committee of the Board of Directors, c/o Sunoco, Inc., Ten Penn Center, 1801 Market Street, Philadelphia, PA 19103-1699. Recommendations must be received by December 31, 2002 for the 2003 Annual Meeting, and must be accompanied by:

          . the name, residence and business address of the nominating shareholder;

          . a representation that the shareholder is a record holder of Sunoco stock or holds Sunoco stock through a broker and the number of shares held;

          . a representation that the shareholder intends to appear in person or by proxy at the 2003 Annual Meeting to nominate the individual(s) if the nominations are to be made at a shareholder meeting;

          . information regarding each nominee which would be required to be included in a proxy statement;

          . a description of any arrangements or understandings between and among the shareholder and each and every nominee; and

          . the written consent of each nominee to serve as a director, if elected.

--------------------------------------------------------------------------------

19. Q:    How much did this proxy solicitation cost?
    A: Morrow & Co., Inc. was hired to assist in the distribution of proxy materials and the solicitation of votes for a fee of $10,000, plus estimated out-of-pocket expenses of $10,000. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

--------------------------------------------------------------------------------

                        PROPOSALS ON WHICH YOU MAY VOTE
-------------------------------------------------------------------------------

1.ELECTION OF DIRECTORS

  There are 11 nominees for election this year. Detailed information on each is provided on pages 11 to 13. All directors are elected annually, and serve a one-year term until the next Annual Meeting. If any director is unable to stand for re-election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxy votes in favor of the original director candidate will be counted for the substituted candidate.

  Your Board unanimously recommends a vote FOR each of these directors.

2.APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
  FOR THE FISCAL YEAR 2002

  The Audit Committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as our independent auditors for the fiscal year 2002 subject to your approval. Ernst & Young has served as our independent auditors since 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of Ernst & Young will attend the Annual Meeting to answer appropriate questions. They also may make a statement. The work performed by Ernst & Young during 2001 and the related fees are set forth below.

  a. Audit Fees

  Ernst & Young provided audit services to Sunoco consisting of the annual audit of Sunoco's 2001 consolidated financial statements and reviews of the financial statements in the 2001 Forms 10-Q. The fees paid to Ernst & Young for these services were $1,149,714.

  b. Financial Information System Design and Implementation Fees

  Ernst & Young did not perform any financial information system design or implementation work for Sunoco during 2001.

  c. All Other Fees

  Ernst & Young provided various audit-related services to the Company, including consultation on accounting and reporting matters, audits of separate financial statements of subsidiaries and affiliates (including financial statements prepared in connection with the initial public offering by Sunoco Logistics Partners L.P., the Company's 75.2 percent owned master limited partnership) and employee benefit plans and procedures performed in connection with certain filings with the SEC. Ernst & Young also provided non-audit-related services, primarily consultation on tax-related matters. Fees for these services performed during 2001 are as follows:

    Audit-Related Services      $2,398,336
    Non-Audit Related Services      57,699
                                ----------
                                $2,456,035
                                ==========

  Your Board unanimously recommends a vote FOR the approval of Ernst & Young's appointment as independent auditors for the fiscal year 2002.

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                                      10

                      NOMINEES FOR THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

[PHOTO OF ROBERT J. DARNALL
                 ROBERT J. DARNALL                          Director since 2000
                 Age 63

                 Mr. Darnall is the former Chairman of the Board of Prime Advantage Corp., a position he held from 2000 to 2002, and its former Chief Executive Officer, a position he held from 2000 to 2001. He retired as President and Chief Executive Officer of Ispat North America, Inc. in January 2000, a position he had held since November 1998. He was Chairman, Chief Executive Officer, and President of Inland Steel Industries, Inc. from September 1992 to October 1998. Mr. Darnall is also a director of Cummins, Inc.; Household International, Inc.; Pactiv Corporation; United States Steel Corporation; and The Federal Reserve Bank of Chicago.

[PHOTO OF JOHN G. DROSDICK]
                 JOHN G. DROSDICK                           Director since 1996
                 Age 58

                 Mr. Drosdick was elected Chairman and Chief Executive Officer in May 2000. Mr. Drosdick has been a director and President of Sunoco since December 1996. He was also Chief Operating Officer from December 1996 to May 2000. He was President and Chief Operating Officer of Ultramar Corporation from June 1992 to August 1996. Mr. Drosdick is Chairman of the Board of Sunoco Logistics Partners L.P., the Company's 75.2 percent owned master limited partnership. He is also a director of Hercules Incorporated and Lincoln National Corporation.

[PHOTO OF URSULA F. FAIRBAIRN]
                 URSULA F. FAIRBAIRN                        Director since 2001
                 Age 59

                 Ms. Fairbairn is Executive Vice President, Human Resources & Quality, American Express Co., a position she has held since 1996. Previously, Ms. Fairbairn was Senior Vice President, Human Resources at Union Pacific from 1990 until 1996. She is also a director of Air Products & Chemicals, Inc. and VF Corporation.

[PHOTO OF THOMAS P. GERRITY]
                 THOMAS P. GERRITY                          Director since 1990
                 Age 60

                 Dr. Gerrity is a Professor of Management at The Wharton School of the University of Pennsylvania, a position he has held since 1990. He also served as Dean of The Wharton School from 1990 through July 1999. He is also a director of CVS Corporation; Fannie Mae; Internet Capital Group, Inc.; Knight Ridder; Reliance Group Holdings, Inc.; and is a trustee of the Morgan Stanley Institutional Funds.

                      NOMINEES FOR THE BOARD OF DIRECTORS
-------------------------------------------------------------------------------

[PHOTO OF ROSEMARIE B. GRECO]
                 ROSEMARIE B. GRECO                        Director since 1998
                 Age 55

                 Ms. Greco is the Principal of GRECOventures Ltd. From June 1996 until August 1997, Ms. Greco was President of CoreStates Financial Corp. from May 1996 until August 1997, and President and Chief Executive Officer of CoreStates Bank from August 1994 until August 1997. She served as Chief Banking Officer of CoreStates Financial Corp. from August 1994 to June 1996; Chief Retail Services Officer from October 1993 to August 1994; and was a bank director from April 1992 to August 1997. She was the President and Chief Executive Officer of CoreStates First Pennsylvania Bank Division of CoreStates Bank from March 1991 to August 1994. Ms. Greco is also a director of Exelon Corp.; Pennsylvania Real Estate Investment Trust; Radian Group, Inc.; and is a trustee of the SEI I Mutual Fund of SEI Investments.

[PHOTO OF JAMES G. KAISER]
                 JAMES G. KAISER                           Director since 1993
                 Age 59

                 Mr. Kaiser is Chairman, Chief Executive Officer and a director of Avenir Partners, Inc. and President and a director of Kaiser Services, LLC. He retired as President, Chief Executive Officer and director of Quanterra Incorporated in January 1996, positions he had held since June 1994. Quanterra succeeded to businesses of the environmental analytical services division of International Technology Corporation and Enseco (a unit of Corning Incorporated) for which Mr. Kaiser had been President and Chief Executive Officer since June 1992. Previously, he had served as Senior Vice President and General Manager of Corning's Technical Products Division and Latin America/Asia Pacific Exports Group since 1984. Mr. Kaiser is also a director of AutoTradeCenter, Inc. and MeadWestvaco Corporation.

[PHOTO OF ROBERT D. KENNEDY]
                 ROBERT D. KENNEDY                         Director since 1995
                 Age 69

                 Mr. Kennedy retired in September 1999 as Chairman of the Board and in July 1998 as Chief Executive Officer of UCAR International, positions he had held since March 1998. He retired as Chairman of the Board of Union Carbide Corporation in December 1995, a position he had held since December 1986. He remained a director of Union Carbide Corporation until its merger with Dow Chemical in 2001. Previously, Mr. Kennedy served as its Chief Executive Officer from April 1986 to April 1995 and its President from April 1986 to 1993. Mr. Kennedy is also a director of Chase Industries; Hercules Incorporated; International Paper; and Kmart Corporation.

                      NOMINEES FOR THE BOARD OF DIRECTORS
-------------------------------------------------------------------------------

[PHOTO OF RICHARD H. LENNY]
                 RICHARD H. LENNY                          Director since 2002
                 Age 50

                 Mr. Lenny was elected Chairman of the Board of Hershey Foods Corporation effective January 2002. He has been its President and Chief Executive Officer since March 2001. He was formerly Group Vice President of Kraft Foods, Inc. and President of its Nabisco Biscuit and Snack business from 2000 until 2001; President, Nabisco Biscuit Company from 1998 until 2000; and President, Pillsbury North America from 1996 to 1998.

[PHOTO OF NORMAN S. MATTHEWS]
                 NORMAN S. MATTHEWS                        Director since 1999
                 Age 69

                 Mr. Matthews, a retail consultant and investor, was previously President, Federated Department Stores and is currently a director of Finlay Enterprises, Inc.; Galyan's Trading Co.; Henry Schein, Inc.; The Progressive Corp.; and Toys "R" Us, Inc.

[PHOTO OF R. ANDERSON PEW]
                 R. ANDERSON PEW                           Director since 1978
                 Age 65

                 Mr. Pew retired from Sunoco in May 1996 as Chief Executive Officer of Radnor Corporation, a position he had held since March 1995, and as President of Helios Capital Corporation, a position he had held since September 1977, both Sunoco subsidiaries. Mr. Pew joined Sunoco in 1958, and served as Corporate Secretary from May 1974 until July 1977. Mr. Pew is also Chairman of the Board of Directors of The Glenmede Corporation and is a director of two of its subsidiaries, The Glenmede Trust Company and The Glenmede Trust Company, NA.

[PHOTO OF G. JACKSON RATCLIFFE]
                 G. JACKSON RATCLIFFE                      Director since 1998
                 Age 65

                 Mr. Ratcliffe is Chairman of the Board of Hubbell Incorporated, a position he has held since 1987, having been first elected to its Board in 1980. He also served as its President and Chief Executive Officer from January 1988 until his retirement in July 2001. Mr. Ratcliffe is also a director of Barnes Group, Inc.; Olin Corporation; and Praxair, Inc.

-------------------------------------------------------------------------------

                       STATEMENT ON CORPORATE GOVERNANCE
-------------------------------------------------------------------------------
The corporate governance standards established by the Board provide a structure within which directors and management can effectively pursue
Sunoco's objectives for the benefit of its shareholders. Sunoco's business is managed under the direction of the Board of Directors. The Board delegates the conduct of business to Sunoco's senior management team. The principal functions of the Board are to:

  Evaluate the Chief Executive Officer: The ongoing evaluation of the CEO is accomplished through the following process:

  . The Chief Executive Officer meets with the Compensation Committee to develop appropriate goals and objectives for the next year, which are then discussed with the entire Board.

  . At year end, the Compensation Committee, with input from the Board, evaluates the performance of the Chief Executive Officer in meeting those goals and objectives.

  . This evaluation is communicated to the Chief Executive Officer at an executive session of the Board.

  . The Compensation Committee uses this evaluation in determining the Chief Executive Officer's compensation.

  Review and Approve Sunoco's Strategic Direction and Annual Operating Plan, and Monitor Sunoco's Performance:

  . Annually, the outside directors meet with the Chief Executive Officer to discuss the overall performance and direction of the Company.

  . Following that discussion, the outside directors meet independently, at a meeting which is chaired by the Chairperson of the Governance Committee, to evaluate Sunoco's performance and direction.

  . This evaluation is communicated to the Chief Executive Officer at an executive session of the Board.

  . The Board stays abreast of political, regulatory and economic trends and developments that may impact Sunoco's strategic direction.

  . Each year, the Board and management participate in a two-day off-site meeting at which major long-term strategies and financial and other objectives and plans are discussed and approved.

  . Annually, the Board reviews and approves a three-year strategic plan, yearly goals and an operating plan for the Company.

  . On an ongoing basis during the year, the Board monitors Sunoco's performance against its annual operating plan and against the performance of its peers.

  Review Management Performance and Compensation:

  . The Compensation Committee reviews and approves the Chief Executive Officer's evaluation of the top management team on an annual basis.

  . The Board (largely through the Compensation Committee) evaluates the compensation plans for senior management and other employees to ensure they are appropriate, competitive and properly reflect Sunoco's objectives and performance.

  Review Management Succession Planning:

  . The Board plans for succession to the position of Chairman of the Board and CEO as well as certain other senior management positions.

  . To assist the Board, the Chairman and CEO annually provides the Governance Committee with an assessment of senior managers and their potential to succeed him.

  . He also provides the Governance Committee with an assessment of persons considered potential successors to certain senior management positions.

  . The results of these reviews are reported to and discussed with the Board.

  Advise and Counsel Management:

  . Advice and counsel to management occurs both through formal Board and Committee meetings and through informal, individual director's contacts with the Chief Executive Officer and other members of management.

  . The Board is composed of individuals whose knowledge, background, experience and judgment are valuable to the Company.

  . The information needed for the Board's decision-making generally will be found within Sunoco, and Board members have full access to management.

  . On occasion, the Board may seek legal or other expert advice from a source independent of management, and generally this is done with the knowledge and concurrence of the Chief Executive Officer.

  Review Structure and Operations of the Board: The Governance Committee periodically reviews the Board's structure, operations, and need for new members and reports the result of this review to the Board for its approval. The Board observes the following general practices:

  . Selection and Evaluation of Board Candidates: When searching for new nominees, the Board selects candidates based on their character, judgment, and business experience, as well as their ability to add to the Board's existing strengths. The Governance Committee evaluates the performance of individual directors on an annual basis and this evaluation provides the basis for the Board's recommendation of a slate of directors to the shareholders.

  .  Board Structure:

    . Each director is elected annually by shareholders for a one-year term.

    . The Board consists entirely of independent outside directors except for the Chief Executive Officer. None of the directors has a consulting contract with Sunoco.

    . As a general rule, director-nominees are required to own at least $2,000 worth of Sunoco common stock prior to standing for election as a director.

    . Periodically, the full Board conducts an assessment of how it is functioning as a whole so that it may continuously improve its performance.

    .  The mandatory retirement age for directors is 72.

    . An outside director must tender his or her resignation for consideration by the Governance Committee if the position he or she held at the time of election changes.

    . As a general rule, it is the Board's expectation that when officer directors leave their Company positions, they will no longer serve on the Board.

    . New directors must participate in an orientation process that includes reviewing extensive materials regarding Sunoco's business and operations, visits to Sunoco facilities and meetings with key personnel. As part of this process, new directors attend meetings of all the Board's committees to acquaint them with the work and operations of each. After this orientation, new Board members are given regular committee assignments.

  .  Board Operations and Meetings:

    . Sunoco's Board usually meets seven times per year in regularly scheduled meetings but meets more often if necessary.

    . While the Board believes that a carefully planned agenda is important for effective Board meetings, the agenda is flexible enough to accommodate unexpected developments. The items on the agenda are typically determined by the Chairperson in consultation with the Board. Any director may request that an item be included on the agenda.

    . Generally, Board members receive information well in advance of Board meetings so they will have an opportunity to prepare for discussion of the items at the meeting. Information is provided from a variety of sources, including management reports, a comparison of performance to operating and financial plans, reports on Sunoco's stock performance and operations prepared by third parties, and articles in various business publications. In many cases, significant items requiring Board approval may be reviewed in one or more meetings and voted upon in subsequent meetings, with the intervening time being used for clarification and discussion of relevant issues.

    . At Board meetings, ample time is scheduled to assure full discussion of important matters. Management presentations are scheduled to permit a substantial proportion of Board meeting time to be available for discussion and comments.

  . Committee Structure: The full Board considers all major decisions of the Company. However, the Board has established the following five standing committees, each of which is composed entirely of outside directors, except for the Executive Committee, so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

    . The Audit Committee oversees Sunoco's accounting processes and reporting systems and the adequacy of internal controls, reviews and approves Sunoco's financial disclosures, and evaluates the performance and recommends the appointment of independent auditors. This Committee is responsible for preparing and issuing the Audit Committee Report published in this proxy statement. This Committee, along with the Board, is responsible for reviewing and updating the Audit Committee Charter.

    . The Governance Committee reviews the role, composition, and structure of the Board and its committees as well as directors' compensation. It also reviews and evaluates Board members in determining the annual directors' slate and identifies new director nominees. This Committee reviews the CEO's recommendations of potential successors, as well as potential successors to other senior management positions. This Committee, along with the Board, is responsible for reviewing and updating Sunoco's Statement on Corporate Governance published in this proxy statement.

    . The Compensation Committee reviews matters related to the compensation of the Chief Executive Officer and other senior management personnel, as well as the general employee compensation and benefit policies and practices of the Company. This Committee also approves goals for incentive plans, evaluates performance against these goals, and issues the Compensation Committee Report on executive compensation to shareholders published in this proxy statement.

    . The Public Affairs Committee reviews the Company's performance in the areas of health, environment and safety, equal employment opportunity, and political activities. It also oversees the administration of corporate contributions and evaluates Sunoco's relationship with shareholders and all other constituencies.

    . The Executive Committee exercises the authority of the Board during the intervals between meetings of the Board.

  . Directors' Compensation: The Governance Committee sets and administers the policies that govern the level and form of directors' compensation.

    . Sunoco participates in numerous directors' compensation surveys compiled by third-party consultants. The amount and form of Sunoco's directors' compensation are benchmarked against companies in Sunoco's performance peer group as well as others in the oil industry and industry in general.

    . The Committee believes that more than half of the total director compensation package should be delivered in the form of Sunoco common stock and stock equivalents in order to better align the interests of Sunoco's directors with the interests of its shareholders. In order to further encourage a link between director and shareholder interests, the Committee adopted Director Stock Ownership Guidelines to which members of the Board of Directors are expected to adhere.

    .  Sunoco has no non-Employee Director Retirement Plan.

The Board annually reviews its Board practices in comparison to the governance standards identified by leading governance authorities and the evolving needs of the Company and determines whether or not this Statement on Corporate Governance should be updated.

-------------------------------------------------------------------------------

                            AUDIT COMMITTEE REPORT
-------------------------------------------------------------------------------
The Audit Committee reviews Sunoco's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2001 Annual Report on SEC Form 10-K with Sunoco's management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Committee discussed with the independent auditors their independence from Sunoco and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the auditors' independence. In addition, the Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in Sunoco's Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Respectfully submitted on March 6, 2002 by the members of the Audit Committee of the Board of Directors:

                                          Thomas P. Gerrity, Chair
                                          Robert J. Darnall
                                          Mary Johnston Evans
                                          Rosemarie B. Greco
                                          R. Anderson Pew
                                          Alexander B. Trowbridge

-------------------------------------------------------------------------------

                      BOARD COMMITTEE MEMBERSHIP ROSTER/1/
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                   Public
          Name          Audit/2/ Compensation Executive Governance Affairs
--------------------------------------------------------------------------
--------------------------------------------------------------------------
   R. E. Cartledge/3/                x/4/         x         x
--------------------------------------------------------------------------
   R. J. Darnall           x                                          x
--------------------------------------------------------------------------
   J. G. Drosdick                               x/4/
--------------------------------------------------------------------------
   M. J. Evans/3/          x                      x         x
--------------------------------------------------------------------------
   U. F. Fairbairn                    x                               x
--------------------------------------------------------------------------
   T. P. Gerrity          x/4/                              x
--------------------------------------------------------------------------
   R. B. Greco             x                                x
--------------------------------------------------------------------------
   J. G. Kaiser                       x                             x/4/
--------------------------------------------------------------------------
   R. D. Kennedy                      x           x        x/4/       x
--------------------------------------------------------------------------
   N. S. Matthews                     x                               x
--------------------------------------------------------------------------
   R. A. Pew               x                      x                   x
--------------------------------------------------------------------------
   G. J. Ratcliffe                    x                     x
--------------------------------------------------------------------------
   A. B. Trowbridge/3/     x                                          x
--------------------------------------------------------------------------
--------------------------------------------------------------------------
   Number of Meetings
    in 2001                13         6           2         5         3

-------------------------------------------------------------------------------

  NOTES TO TABLE:

  /1/Information in table is presented as of December 31, 2001. R. H.
     Lenny was elected a director effective February 8, 2002.

  /2/All members of the Audit Committee are "independent" as defined in the listing standards of the New York Stock Exchange.

  /3/R. E. Cartledge, M. J. Evans and A. B. Trowbridge will retire as
     Directors on May 2, 2002.

  /4/Committee Chairperson.

--------------------------------------------------------------------------------

                            DIRECTORS' COMPENSATION
-------------------------------------------------------------------------------
As discussed in the Statement on Corporate Governance, Sunoco benchmarks both the form and amount of directors' compensation. Directors are compensated partially in Sunoco common stock or stock equivalents to better align their interests with those of shareholders. Currently, equity-based compensation represents on average more than half of the total compensation package. Executive officers are not paid for their services as directors. The Board held seven meetings during 2001, and all of the directors attended at least
75% of the Board meetings and Committee meetings of which they were members. The following table summarizes the compensation of Sunoco's directors during 2001.

                         Directors' Compensation Table

-------------------------------------------------------------------------
                 Type of Compensation                  Cash   Stock Based
-------------------------------------------------------------------------
-------------------------------------------------------------------------
  Annual Retainer                                     $18,400    265/1/
-------------------------------------------------------------------------
  Yearly Credit under Deferred Compensation Plan                 590/2/
-------------------------------------------------------------------------
  Annual Retainer for Committee Chair                 $ 2,000
-------------------------------------------------------------------------
  Board or Committee Attendance Fee (per meeting)/3/  $ 1,250
-------------------------------------------------------------------------
  Stock Options                                                1,580/4/

-------------------------------------------------------------------------------

  NOTES TO TABLE:
  /1/Represents shares of Sunoco common stock paid under the Directors'
     Retainer Stock Plan having a value of approximately $10,000 on the date of grant.
  /2/Represents restricted share units that are not payable until death or other termination of Board service, having a value equal to approximately $22,000 on the date of grant, calculated in accordance with the terms of the Directors' Deferred Compensation Plan.
  /3/A fee of $1,250 per day is also paid in cash for special meetings. /4/Represents options to purchase Sunoco common stock awarded under the
     Sunoco Long-Term Performance Enhancement Plan II having a value of approximately $19,000 on the date of grant, as determined using the Black-Scholes option pricing model. The stock options have a ten-year term and are exercisable two years after the date of grant with an exercise price equal to the fair market value of Sunoco common stock on the date of grant.

Directors' Deferred Compensation: The Directors' Deferred Compensation Plan permits outside directors to defer a portion of their compensation. Payments of compensation deferred under this plan are restricted in terms of the earliest and latest dates that payments may begin. Deferred compensation is designated as share units, cash units, or a combination of both. A share unit is treated as if it were invested in shares of Sunoco common stock, but it does not have voting rights. Dividend equivalents are credited to each Director in the form of additional share units. Share units are settled in cash, based upon the fair market value of Sunoco common stock at the time of payment. Cash units accrue interest at a rate based upon Sunoco's cost of borrowing.

Directors' Stock Ownership Guidelines: Each outside director is expected to own Sunoco common stock with a market value equal to at least three times the average total annual director's compensation. Currently, this ownership guideline is approximately $278,000. Included in the determination of stock ownership for purposes of these guidelines are all shares beneficially owned and any share units held in the Directors' Deferred Compensation Plan. New directors are allowed a five-year phase-in period to comply with the guidelines. As of the February 8, 2002 record date, all of Sunoco's current directors were in compliance with these stock ownership guidelines (or, in the case of directors with less than five years of service, on track to compliance within the five-year period). Sunoco has also established stock ownership guidelines for its executives, and these are discussed on page 24.

-------------------------------------------------------------------------------

               DIRECTORS' & OFFICERS' OWNERSHIP OF SUNOCO STOCK
-------------------------------------------------------------------------------
The following table shows how much Sunoco common stock each Named Executive Officer/1/, director and director nominee beneficially owned as of December
31, 2001. No director or executive officer beneficially owns more than 1.0% of the common stock, and directors and executive officers as a group beneficially own approximately 1.4% of the common stock.

                    Directors' & Officers' Stock Ownership

---------------------------------------------------------------------
                                 Shares of
                                Common Stock  Share Units
                                Beneficially   and Share
            Name                  Owned/2/   Equivalents/3/   Total
---------------------------------------------------------------------
---------------------------------------------------------------------
  R. E. Cartledge/4/                 4,402       14,975        19,377
---------------------------------------------------------------------
  R. J. Darnall                      2,000        2,353         4,353
---------------------------------------------------------------------
  J. G. Drosdick/5/                421,051            0       421,051
---------------------------------------------------------------------
  M. J. Evans/4/                     4,372       19,609        23,981
---------------------------------------------------------------------
  U. F. Fairbairn                      101        1,735         1,836
---------------------------------------------------------------------
  D. M. Fretz/5/                    85,759        3,269        89,028
---------------------------------------------------------------------
  T. P. Gerrity                      1,480        8,921        10,401
---------------------------------------------------------------------
  R. B. Greco                        2,185        5,640         7,825
---------------------------------------------------------------------
  J. G. Kaiser                       6,354        6,328        12,682
---------------------------------------------------------------------
  R. D. Kennedy                     15,225        4,284        19,509
---------------------------------------------------------------------
  R. H. Lenny/6/                     1,000            0         1,000
---------------------------------------------------------------------
  J. H. Maness                      10,680            0        10,680
---------------------------------------------------------------------
  N. S. Matthews                     1,000        6,767         7,767
---------------------------------------------------------------------
  R. W. Owens/5/                    76,028        1,639        77,667
---------------------------------------------------------------------
  R. A. Pew/7/                      77,457        3,155        80,612
---------------------------------------------------------------------
  G. J. Ratcliffe                    1,000        5,713         6,713
---------------------------------------------------------------------
  A. B. Trowbridge/4/                6,627        8,921        15,548
---------------------------------------------------------------------
  C. K. Valutas/5/                  54,730            0        54,730
---------------------------------------------------------------------
  All directors and executive
   officers as a group           1,070,427       95,458     1,169,885
   including those named
   above/5/,/6/,/7/
---------------------------------------------------------------------

NOTES TO TABLE:

/1/The Chief Executive Officer and the next four most highly compensated executive officers during the last fiscal year.

/2/This column includes shares of Sunoco common stock held by directors and officers or by certain members of their families (for which the directors and officers have sole or shared voting or investment power), shares of Sunoco common stock they hold in SunCAP and SHARP, shares of Sunoco common stock earned in connection with the 1997 and the 1998 Performance-Based Common Stock Unit Awards within 60 days of December 31, 2001, and shares of Sunoco common stock that directors and officers had the right to acquire within 60 days of December 31, 2001.

/3/Includes share unit balances held under the Directors' Deferred
   Compensation Plan and the Deferred Compensation Plan for executives, and share equivalent balances held by executives under Sunoco's Savings Restoration Plan (see footnote 3 on page 29). Although ultimately paid in cash, the value of share units and share equivalents mirrors the value of Sunoco common stock. Thus, the amounts ultimately realized by the directors and executives will reflect all changes in the market value of Sunoco common stock from the date of deferral and/or accrual until the date of payout. The share units and share equivalents do not have voting rights, but are credited with dividend equivalents in the form of additional share units or share equivalents.

/4/R. E. Cartledge, M. J. Evans and A. B. Trowbridge will be retiring as directors effective May 2, 2002.

/5/The amounts shown include shares of Sunoco common stock which the following persons have the right to acquire as a result of the exercise of stock options within 60 days after December 31, 2001 under certain Sunoco, Inc. plans:

            ----------------------------------------------

                                    Name                                Shares
            ------------------------------------------------------------------
            ------------------------------------------------------------------
         J. G. Drosdick                                                335,000
            ------------------------------------------------------------------
         D. M. Fretz                                                    75,970
            ------------------------------------------------------------------
         R. W. Owens                                                    42,300
            ------------------------------------------------------------------
         C. K. Valutas                                                  41,060
            ------------------------------------------------------------------
         All directors and executive officers as a group (including    742,410
          those named above)
            ------------------------------------------------------------------

/6/R. H. Lenny was elected a director of Sunoco effective February 8, 2002.
   Mr. Lenny owns 1,000 shares of Sunoco common stock which were acquired after December 31, 2001 and before February 8, 2002.

/7/R. A. Pew has sole voting and investment power with respect to shares of common stock beneficially owned, except that voting and investment power is shared for 16,050 shares.

-------------------------------------------------------------------------------

         EXECUTIVE COMPENSATION: REPORT OF THE COMPENSATION COMMITTEE
-------------------------------------------------------------------------------
The Committee's Responsibilities: The Compensation Committee of the Board has responsibility for setting and administering the policies which govern executive compensation. The Committee is composed entirely of outside directors. Reports of the Committee's actions and decisions are presented to the full Board. The purpose of this report is to summarize the philosophical principles, specific program objectives and other factors considered by the Committee in reaching its determinations regarding the executive compensation of the Named Executive Officers.

Compensation Philosophy: The Committee has approved principles for the management compensation program which:

..  Encourage strong financial and operational performance of the Company;

.. Emphasize performance-based compensation ("pay at risk") which balances rewards for short-term and long-term results;

.. Focus executives on "beating the competition" including measurements based on performance relative to peer companies;

.. Link compensation to the interests of shareholders by providing stock incentives and requiring significant shareholdings; and

.. Provide a competitive level of total compensation necessary to attract and retain talented and experienced executives.

Management's Stock Ownership Guidelines: The Committee considers stock ownership by management to be an important means of linking management's interests directly to those of shareholders. Sunoco has stock ownership guidelines for its approximately 40 top executives. The amount of stock required to be owned increases with the level of responsibility of each executive, with the Chief Executive Officer expected to own stock with a value at least equal to four times his base salary. Until such time as they are actually paid out and received, shares that the executives have the right to acquire through the exercise of stock options are not included in the calculation of stock ownership. For purposes of these guidelines, a portion of the shares assumed to have been earned with respect to future payouts of common stock units are counted when computing stock ownership. Participants are expected to reach their respective stock ownership goals by the end of a five-year period. As of the February 8, 2002 record date, all of the executives subject to the stock ownership guidelines were in compliance (or, in the case of new executives or executives in new positions with higher stock ownership requirements, on track to compliance within the five-year period). Sunoco also has stock ownership guidelines for its outside directors, and these are discussed on page 21.

Compensation Methodology: Sunoco strives to provide a comprehensive executive compensation program that is competitive and performance-based in order to attract and retain superior executive talent. Each year the Committee reviews market data and assesses Sunoco's competitive position for three components of executive compensation: (1) base salary, (2) annual incentives, and (3) long-term incentives. To assist in benchmarking the competitiveness of its compensation programs, Sunoco participates in executive compensation surveys compiled by third-party consultants. Because the Committee believes that the Company's direct competition for executive talent is broader than the companies that are included in the performance peer group established for purposes of comparing shareholder returns (see the Stock Performance Graph on page 35 for more information), these surveys include companies in the performance peer group and others in the oil industry. This information is supplemented by general industry compensation information. The compensation survey data reflect adjustments for each company's relative revenue, asset base, employee population and capitalization, along with the scope of managerial responsibility and reporting relationships.

As part of the Committee's annual review of the competitiveness of the executive compensation program for 2001, the Committee decided to increase the components to provide a competitive level. Significantly, the increase in the long-term compensation component reflects the continuing trend of the surveyed group of companies to increase the percentage of executive compensation provided by equity-based awards which better align management with shareholders' interests.

Components of Compensation:

.. Base Salary: Annual base salary is designed to compensate executives for their level of responsibility and sustained individual performance. The Committee approves in advance all salary increases for the Named Executive Officers. The goal is to compensate executives within a competitive level of the range of base salaries paid by companies in the performance peer group, the oil industry, and industry in general.

.. Annual Incentives: Annual incentive awards for the Named Executive Officers are provided in order to promote the achievement of Sunoco's business objectives. Each year the Committee considers the Company's prior year's performance and objectives, as well as its expectations for Sunoco in the upcoming year. Bearing in mind these considerations, the Committee sets certain Company performance criteria or goals which must be met before payments are made. Additionally, individual performance goals may be established for each participant. Payments may range from 0% to 200% of the annual incentive opportunity, with payments increasing as performance improves.

   For the current awards, the Committee established a fixed percentage of actual annual base salary as an executive's annual incentive opportunity, based on comparative survey data on annual incentives paid in the former performance peer group, the oil industry, and industry in general. The incentive opportunity increases with the level of the actual base salary which reflects the level of responsibility of the executive. Annual incentive awards for 2001 were based on meeting weighted objectives for the following principal measurements:

   .  after-tax operating income; and

   . relative ranking, as measured by return on capital employed, or "ROCE," against the former performance peer group (see page 35);

   .  as modified by certain health, environment and safety performance goals.

.. Long-Term Incentive Compensation: Each year, the Committee reviews and approves all long-term incentive awards. Current awards are primarily a combination of stock options and performance-based common stock units. In determining the number of stock options and performance-based common stock units awarded, the Committee reviews surveys of similar awards made to individuals in comparable positions within the performance peer group, in the oil industry, and in general industry, and the executive's past performance. The following is a description of the awards granted through 2001:

  . Stock Options: Options have an exercise price equal to the fair market value of common stock on the date of grant and are exercisable beginning two years from the date of grant.

  . Common Stock Units: For the 2001 awards, performance-based common stock units are earned based on the level of performance achieved over a three-year period subsequent to the date of grant measured on a scale combining the Company's return on capital employed above the cost of capital and its earnings per share growth. In order to ensure the retention of key executives, as part of the compensation to a new executive hired from outside the Company, or to reward executives for noteworthy achievements, the Committee also occasionally grants common stock units which require only continued employment as a condition of vesting.

Chief Executive Officer Compensation: The Chief Executive Officer participates in the same programs and receives compensation based on the same factors as the other executive officers. However, Mr. Drosdick's overall compensation reflects a greater degree of policy and decision-making authority and a higher level of responsibility with respect to the strategic direction and financial and operational results of the Company. For 2001, the Chief Executive Officer's compensation components were:

.. Base Salary: As a result of Sunoco's performance in 2000 as well as his individual performance, Mr. Drosdick"s annual salary was increased to $840,000, effective January 1, 2001.

.. Annual Incentive: Annual incentive compensation for Mr. Drosdick is based upon relative attainment of the annual performance goals for the Company. Based on these criteria, and the Committee's review of competitive practices, Mr. Drosdick was awarded $1,344,924 representing 160.1% of his annual incentive opportunity for performance in 2001.

.. Long-Term Incentive Awards: In December 2001, as part of the Company's annual award of long-term compensation to executives, Mr. Drosdick received a grant of 210,000 stock options which become exercisable in December 2003, and 25,000 performance-based common stock units. In determining the amounts granted, the Committee considered, without specific weighting, the performance of the Company and relative total shareholder return, and the value of such awards granted to other chief executive officers in the new performance peer group, the oil industry, and industry in general. See page 26 for a discussion of the Committee's review of and actions regarding 2001 long-term incentive compensation.

Omnibus Budget Reconciliation Act of 1993: This Act has no material impact upon Sunoco's ability to take a tax deduction for annual compensation in excess of $1 million paid to any of the Named Executive Officers for the year 2001.

Compensation Committee Interlocks and Insider Participation: There are none.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

                                          Raymond E. Cartledge, Chair
                                          Ursula F. Fairbairn
                                          James G. Kaiser
                                          Robert D. Kennedy
                                          Norman S. Matthews
                                          G. Jackson Ratcliffe




--------------------------------------------------------------------------------

           EXECUTIVE COMPENSATION, PENSION PLANS & OTHER ARRANGEMENTS
--------------------------------------------------------------------------------
                           Summary Compensation Table

--------------------------------------------------------------------------------

                                                                          Long-Term Compensation
                                                                     --------------------------------
                                      Annual Compensation                   Awards/2/        Payouts
                                ---------------------------------------------------------------------
                                                          Other       Restricted  Securities
         Name and                 Base                    Annual        Stock     Underlying   LTIP              All Other
    Principal Position     Year Salary/1/   Bonus      Compensation     Awards     Options   Payouts          Compensation/3/
                                   ($)       ($)           ($)           ($)         (#)       ($)                  ($)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
  J. G. DROSDICK           2001  840,000  1,344,924       14,470          0        210,000   682,488/4/,/5/       48,199
  Chairman of the          2000  757,692  1,128,000       36,452          0        200,000   494,063/5/           42,344
  Board, Chief Executive   1999  610,012     73,200        6,646          0         95,000   755,000/5/           34,198
  Officer,
  and President
-----------------------------------------------------------------------------------------------------------------------------
  J. H. MANESS             2001  360,000    288,198        5,307          0         44,000   624,250/8/           13,734
  Senior Vice              2000  218,750    244,217/6/    57,735/7/  1,458,000/8/   59,800      0                  1,654
  President,
  Refining and
  Supply
-----------------------------------------------------------------------------------------------------------------------------
  D. M. FRETZ              2001  350,000    281,890        5,725          0         40,000   176,309/4/,/9/       20,083
  President and            2000  324,500    274,950        4,698          0         36,750   143,569/9/           17,668
  Chief Executive          1999  312,000     28,089        4,268          0         22,000   152,500/9/           17,023
  Officer, Sunoco
  Logistics Partners
  L.P., and Former
  Senior Vice
  President,
  Sunoco, Inc.
-----------------------------------------------------------------------------------------------------------------------------
  R. W. OWENS              2001  340,000    272,187        5,282          0         42,000   161,522/4/,/12/      19,509
  Senior Vice              2000  293,231    274,950       53,920/10/      0         33,150   265,000/12/          15,471
  President,               1999  264,992     23,060        5,674/10/ 204,500/11/    18,500      0                 14,013
  Marketing
-----------------------------------------------------------------------------------------------------------------------------
  C. K. VALUTAS            2001  320,000    256,176        4,164          0         37,000    91,342/4/,/13/      18,362
  Senior Vice              2000  262,400    274,950        2,741          0         28,800    55,961/13/          13,923
  President                1999  209,976     18,917        3,814          0         14,000      0                 11,104
  and Chief
  Administrative Officer
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

NOTES TO TABLE:

/1/The amounts reported in the table under Base Salary reflect that there were 26 bi-weekly pay periods in 2001, 2000 and 1999. J. H. Maness became an employee of Sunoco on May 1, 2000, thus his base salary reflects 17.5 pay periods in 2000.

/2/Long-term awards were composed of stock options and common stock units
   (representing shares of Sunoco common stock). Grants of performance-based common stock unit awards are excluded from this table; however, such grants made during the last completed fiscal year are reflected in the table of Performance-Based Common Stock Unit Awards on page 34. Other common stock unit awards, if any, are included in this Summary Compensation Table as Restricted Stock Awards.

/3/The table below shows the components of this column for 2001:

    -----------------------------------------------------------------------
                          Company Match Under           Cost of
           Name       Defined Contribution Plans* Term Life Insurance  Total
    -------------------------------------------------------------------------
    -------------------------------------------------------------------------
      J. G. Drosdick            $42,000                 $6,199        $48,199
    -------------------------------------------------------------------------
      J. H. Maness              $11,077                 $2,657        $13,734
    -------------------------------------------------------------------------
      D. M. Fretz               $17,500                 $2,583        $20,083
    -------------------------------------------------------------------------
      R. W. Owens               $17,000                 $2,509        $19,509
    -------------------------------------------------------------------------
      C. K. Valutas             $16,000                 $2,362        $18,362

    ----------------------------------------------------------------------

    *  Executive officers participate in two defined contribution plans:
       (i) SunCAP, Sunoco's 401(k) plan for most employees, and (ii) the Sunoco, Inc. Savings Restoration Plan. The Savings Restoration Plan permits a SunCAP participant to continue receiving the Company-matching contribution after reaching certain limitations under the Internal Revenue Code.

/4/The amounts shown for 2001 include the payout of performance-based common stock units granted in 1997, which were paid out at 25% of target, plus applicable dividend equivalents. The payout of the common stock units was contingent on achieving a certain level of total shareholder return as compared to the Peer Group, which was achieved, and on achieving a certain stock price averaged over a specified ten-day period. The stock price was achieved, but not for the specified ten-day period. Due to the Company's performance, the Compensation Committee determined that it was appropriate to pay out the 1997 Performance-Based Common Stock Unit Awards at the 25% level. The required criteria for payout of the 1998 Performance-Based Common Stock Unit Award were met in 2001 and 110% of the targeted award was paid in early 2002. The amounts shown reflect the value of the common stock units paid out plus applicable dividend equivalents.

/5/J. G. Drosdick became an employee of Sunoco on November 15, 1996 and received an award of 25,000 common stock units valued at $581,250 on the date of grant. The shares were paid to him in November 1999 at which time they had a value of $709,375 (including dividend equivalents). In 1997, Mr. Drosdick was granted a special award of 2,500 common stock units with a value of $104,688 on the date of grant. This award was paid to Mr. Drosdick in 1,250 share installments in January 1999 and January 2000 when they were valued at $45,625 and $30,938, respectively (including dividend equivalents). The amount shown for 2000 also includes $463,125 representing the value of the 1996 Performance-Based Common Stock Unit Award paid out in 2000 at 130% of the targeted award, plus applicable dividend equivalents. The amount shown for 2001 consists of $150,000 representing the value of the 1997 Performance-Based Common Stock Unit Award and $532,488 representing the value of the 1998 Performance-Based Common Stock Unit Award, plus applicable dividend equivalents.

/6/The amount shown includes a one-time bonus paid to J. H. Maness when he joined the Company in May 2000.

/7/The amount shown includes $23,468 paid to J. H. Maness in 2000 for certain relocation and temporary housing expenses, and also includes amounts related to reimbursements of the payment of certain taxes.

/8/In connection with his hiring in 2000, J. H. Maness was granted a special award of 48,000 common stock units with a value of $1,458,000 on the date of grant. This award is payable in 16,000 share installments in 2001, 2002 and 2003 contingent upon his continued employment with the Company. The first installment of 16,000 shares with a value of $624,250 was paid to Mr. Maness in May 2001.

/9/ In 1996, D. M. Fretz was granted a special award of 10,000 common stock units with a value of $257,500 on the date of grant to be paid out in three installments. The final installment of 5,000 shares with a value of $152,500 was paid to Ms. Fretz in August 1999. The amount shown for 2000 reflects the value of the 1996 Performance-Based Common Stock Unit Award that was paid out, plus applicable dividend equivalents. The amount shown for 2001 consists of $38,750 representing the value of the 1997 Performance-Based Common Stock Unit Award and $137,559 representing the value of the 1998 Performance-Based Common Stock Unit Award, plus applicable dividend equivalents.

/10/In connection with his hiring in 1997, the Company loaned R. W. Owens
    $100,000 for expenses largely in connection with his relocation to the Philadelphia area. The loan was imputed to bear a variable interest rate, and the imputed interest was compensatory to Mr. Owens. In 2000, $50,000 of the loan amount was forgiven and was imputed income to Mr. Owens. The remaining balance of $50,000 was repaid in the first quarter of 2001. In 1999, the imputed interest rate was 4.89% and the imputed income was $4,885. In 2000, the imputed interest rate was 6.15% and the imputed income to Mr. Owens was $3,073. There was no imputed income to Mr. Owens in 2001 for this loan. The amounts for each year also include reimbursements for the payment of certain taxes.

/11/In 1999, R. W. Owens received a special award of 8,000 common stock units with a value of $204,500 on the date of grant, which will be payable after three years of continued employment with the Company.

/12/In 1997, R. W. Owens was granted a special award of 10,000 common stock units in connection with his hiring. The award was paid to him in January 2000 and was valued at $265,000 (including dividend equivalents) at that time. The amount shown for 2001 consists of $35,500 representing the value of the 1997 Performance-Based Common Stock Unit Award and $126,022 representing the value of the 1998 Performance-Based Common Stock Unit Award, plus applicable dividend equivalents.

/13/The amount shown for 2000 reflects the value of the 1996 Performance-Based
    Common Stock Unit Award paid out plus applicable dividend equivalents. The amount shown for 2001 consists of $18,125 representing the value of the 1997 Performance-Based Common Stock Unit Award and $73,217 representing the value of the 1998 Performance-Based Common Stock Unit Award, plus applicable dividend equivalents.



--------------------------------------------------------------------------------

              AGGREGATED OPTION/SAR EXERCISES AND YEAR-END VALUES
-------------------------------------------------------------------------------
The following table shows information for the Named Executive Officers concerning:

.. exercises of stock options and stock appreciation rights (SARs) during 2001; and

..  the amount and values of unexercised stock options and SARs as of December
   31, 2001.

    Aggregated Option/SAR Exercises in 2001 and Year-End Option/SAR Values

                           Number of
                           Securities               Number of Securities    Value of Unexercised In-
                           Underlying              Underlying Options/SARs  the-Money Options/SARs At
                            Options/               Unexercised At Year-End          Year-End
                              SARs       Value               (#)                       ($)
                           Exercised  Realized/1/ ------------------------- -------------------------
           Name               (#)         ($)     Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
  J. G. DROSDICK
  Chairman of the Board,       0           0        335,000      410,000     3,334,050    1,689,875
  Chief Executive
  Officer,
  and President
-----------------------------------------------------------------------------------------------------
  J. H. MANESS
  Senior Vice President,       0           0           0         103,800         0          511,117
  Refining and Supply
-----------------------------------------------------------------------------------------------------
  D. M. FRETZ/2/
  President and Chief
  Executive Officer,
  Sunoco Logistics             0           0         75,970       76,750       599,369      347,839
  Partners L.P., and
  Former Senior Vice
  President, Sunoco, Inc.
-----------------------------------------------------------------------------------------------------
  R. W. OWENS
  Senior Vice President,       0           0         42,300       75,150       285,282      313,765
  Marketing
-----------------------------------------------------------------------------------------------------
  C. K. VALUTAS
  Senior Vice President      11,730     124,655      41,060       65,800       295,607      272,592
  and Chief
  Administrative
  Officer

NOTES TO TABLE:

/1/Value realized is equal to the difference between the option/SAR exercise price and the fair market value of Sunoco common stock at the date of exercise multiplied by the number of options/SARs exercised.

/2/D. M. Fretz, President and Chief Executive Officer of Sunoco Logistics
   Partners L.P., resigned as Senior Vice President, Sunoco, Inc. effective February 8, 2002. Pursuant to the terms of the December 2001 stock option award, the stock options awarded to Ms. Fretz will be canceled. Options awarded to her in prior years remain outstanding according to their terms.

-------------------------------------------------------------------------------

                              OPTION GRANT TABLE
-------------------------------------------------------------------------------
The following table presents additional information concerning the option awards shown in the Summary Compensation Table for fiscal year 2001. These options to purchase common stock were granted to the Named Executive Officers under either Sunoco's Long-Term Performance Enhancement Plan ("LTPEP") or Sunoco's Long-Term Performance Enhancement Plan II ("LTPEPII").

                           Option Grants in 2001/1/

-------------------------------------------------------------------------------
                                                                              Potential Realizable
                                                                                Value at Assumed
                                                                                Annual Rates of
                                                                                  Stock Price
                                                                                Appreciation for
                              Individual Grants                                  Option Term/3/
                   -------------------------------------------------------------------------------
                              Securities      Percent
                              Underlying      Of Total
                                Options       Options    Exercise
                              Granted/2/     Granted to   Or Base
                            --------------- Employees in   Price   Expiration    5%        10%
            Name                            Fiscal Year  ($/share)    Date       ($)       ($)
                             Date   Number
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
  J. G. DROSDICK
  Chairman of the Board,
  Chief Executive Officer,  12/5/01 210,000    28.53       37.82    12/5/11   4,994,850 12,657,750
  and President
--------------------------------------------------------------------------------------------------
  J. H. MANESS
  Senior Vice President,    12/5/01  44,000     5.98       37.82    12/5/11   1,046,540  2,652,100
  Refining and Supply
--------------------------------------------------------------------------------------------------
  D. M. FRETZ/4/
  President and
  Chief Executive Officer,
  Sunoco Logistics          12/5/01  40,000     5.43       37.82    12/5/11     951,400  2,411,000
   Partners
  L.P., and Former Senior
  Vice President,
  Sunoco, Inc.
--------------------------------------------------------------------------------------------------
  R. W. OWENS
  Senior Vice President,    12/5/01  42,000     5.71       37.82    12/5/11     998,970  2,531,550
  Marketing
--------------------------------------------------------------------------------------------------
  C. K. VALUTAS
  Senior Vice President
   and
  Chief Administrative      12/5/01  37,000     5.03       37.82    12/5/11     880,045  2,230,175
  Officer
--------------------------------------------------------------------------------------------------

NOTES TO TABLE:
/1/No Stock Appreciation Rights ("SARs") were granted.
/2/Each option was awarded with an exercise price equal to the fair market value of a share of Sunoco common stock on the date of grant and will become exercisable two years from the grant date. Each option has a term of ten years from the date of grant. These stock options were granted along with an equal number of limited rights. Limited rights become exercisable only in the event of a Change in Control (as defined in the Plan) and permit the holder to be paid in cash the appreciation on a stock option instead of exercising the option.

/3/ These dollar amounts are not intended to forecast future appreciation of the common stock price. The Named Executive Officers will not benefit unless the common stock price increases above the stock option exercise price. Any appreciation in the common stock price which results in a gain to these Named Executive Officers would also benefit all shareholders of the common stock. For example, the additional value realized by all shareholders of Sunoco common stock as a group (at December 31, 2001) based on the assumed annual appreciation levels for the term of the options for the December 5, 2001 grants reflected in the table would be as follows:


          -----------------------------------
           APPRECIATION          ADDITIONAL
              LEVEL                 VALUE
          -----------------------------------
          -----------------------------------
                5%             $1,796,452,199
          -----------------------------------
               10%             $4,552,497,636
          -----------------------------------


/4/D. M. Fretz, President and Chief Executive Officer of Sunoco Logistics
   Partners L.P., resigned as Senior Vice President, Sunoco, Inc. effective February 8, 2002. Pursuant to the terms of the December 2001 stock option award, the stock options awarded to Ms. Fretz will be canceled.



-------------------------------------------------------------------------------

                        OTHER LONG-TERM INCENTIVE AWARDS
--------------------------------------------------------------------------------
         Performance-Based Common Stock Unit Awards Granted in 2001/1/

------------------------------------------------------------------------------
                                                     Estimated Future Payout
                                              --------------------------------
                             Number of                                 Maximum
                              Common      End of    Threshold  Target  (Number
                            Stock Units Performance  (Number  (Number    of
            Name              (CSUs)      Period    of CSUs)  of CSUs)  CSUs)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
  J. G. DROSDICK
  Chairman of the Board,
  Chief Executive Officer,    25,000     12/31/04     6,250    25,000  50,000
  and President
------------------------------------------------------------------------------
  J. H. MANESS
  Senior Vice President,       4,600     12/31/04     1,150     4,600   9,200
  Refining and Supply
------------------------------------------------------------------------------
  D. M. FRETZ/2/
  President and
  Chief Executive Officer,
  Sunoco Logistics             4,200     12/31/04     1,050     4,200   8,400
  Partners L.P., and
  Former Senior Vice
  President, Sunoco, Inc.
------------------------------------------------------------------------------
  R. W. OWENS
  Senior Vice President,       4,400     12/31/04     1,100     4,400   8,800
  Marketing
------------------------------------------------------------------------------
  C. K. VALUTAS
  Senior Vice President
  and Chief Administrative     4,000     12/31/04     1,000     4,000   8,000
  Officer
------------------------------------------------------------------------------

NOTES TO TABLE:

/1/The actual payout of the performance-based common stock units granted will depend on the level of performance achieved over a three-year period subsequent to their grant measured on a scale combining the Company's return on capital employed above its cost of capital and its earnings per share growth.

/2/D. M. Fretz, President and Chief Executive Officer of Sunoco Logistics
   Partners L.P., resigned as Senior Vice President, Sunoco, Inc. effective February 8, 2002. Pursuant to the terms of the December 2001 Performance-Based Common Stock Unit Award, the common stock units awarded to Ms. Fretz will be canceled.

--------------------------------------------------------------------------------

                            STOCK PERFORMANCE GRAPH
-------------------------------------------------------------------------------
During 2001, Sunoco reevaluated the composition of its performance peer group and determined that a change was appropriate. Sunoco's new performance peer group is composed of the major domestic independent refining and marketing companies and other companies which are similar in size to Sunoco and represent its competitors in certain geographic areas.


               Comparison of Five-Year Cumulative Return/1/

                                [CHART]

                    Fiscal Year Ended December 31

                        1996     1997     1998     1999     2000    2001

Sunoco, Inc.             100     178      157       105      157     179
Former Peer Group        100     127      107       100      126     144
New Peer Group           100     127      112       105      130     144
S&P 500 Index            100     133      171       208      189     166


NOTES TO GRAPH:

/1/Assuming that the value of the investment in Sunoco common stock and each index was $100 on December 31, 1996 and that all dividends were reinvested, this graph compares Sunoco's cumulative total return (i.e., based on common stock price and dividends), plotted on an annual basis, with Sunoco's new and former performance peer groups' cumulative total returns and the S&P 500 Stock Index (a performance indicator of the overall stock market).

/2/On September 10, 2001, Tosco Corporation was acquired by Phillips Petroleum
   Company. For purposes of calculating the total return for the Former Peer Group, Tosco is included in the average through the date of the acquisition. Following the transaction, the resultant cash value has been reinvested in the Former Peer Group of companies in proportion to their market capitalization on that date.

/3/On December 31, 2001, Ultramar Diamond Shamrock Corporation ("UDS") was
   acquired by Valero Energy. UDS is included in the average total return of the Former Peer Group for the entire five-year period.
-------------------------------------------------------------------------------

                                 PENSION PLANS
--------------------------------------------------------------------------------
This table shows the estimated annual retirement benefits payable to a covered participant based upon the final average pay formulas of the Sunoco, Inc. Retirement Plan ("SCIRP"), the Sunoco, Inc. Pension Restoration Plan, and the Sunoco, Inc. Supplemental Executive Retirement Plan ("SERP"). Participants in these plans may elect to receive their accrued benefits in the form of either a lump sum or an annuity. The estimates shown in the table below assume that benefits are received in the form of a single life annuity.


      Final Average                         Estimated Annual Benefits
       Total Cash                           Upon Retirement at Age 62
     Compensation/1/           After Completion of the Following Years of Service
                    ----------------------------------------------------------------------
                    ----------------------------------------------------------------------
                       15 Years/2/ 20 Years/2/  25 Years   30 Years   35 Years   40 Years
   ---------------------------------------------------------------------------------------
   ---------------------------------------------------------------------------------------
       $  200,000        $ 80,000  $   80,000  $   93,000 $  100,000 $  108,000 $  115,000
   ---------------------------------------------------------------------------------------
          400,000         160,000     160,000     187,000    200,000    215,000    230,000
   ---------------------------------------------------------------------------------------
          600,000         240,000     240,000     280,000    300,000    323,000    345,000
   ---------------------------------------------------------------------------------------
          800,000         320,000     320,000     373,000    400,000    430,000    460,000
   ---------------------------------------------------------------------------------------
        1,000,000         400,000     400,000     467,000    500,000    538,000    575,000
   ---------------------------------------------------------------------------------------
        1,200,000         480,000     480,000     560,000    600,000    645,000    690,000
   ---------------------------------------------------------------------------------------
        1,400,000         560,000     560,000     653,000    700,000    753,000    805,000
   ---------------------------------------------------------------------------------------
        1,600,000         640,000     640,000     747,000    800,000    860,000    920,000
   ---------------------------------------------------------------------------------------
        1,800,000         720,000     720,000     840,000    900,000    968,000  1,035,000
   ---------------------------------------------------------------------------------------
        2,000,000         800,000     800,000     933,000  1,000,000  1,075,000  1,150,000
   ---------------------------------------------------------------------------------------
        2,500,000       1,000,000   1,000,000   1,167,000  1,250,000  1,344,000  1,438,000
   ---------------------------------------------------------------------------------------
        3,000,000       1,200,000   1,200,000   1,400,000  1,500,000  1,613,000  1,725,000

   NOTES TO TABLE:

   /1/Final Average Total Cash Compensation is the average of the base salary and annual bonus in the highest 36 consecutive months during the last 120 months of service.

   /2/Based on the SERP minimum benefit formula of 40% of the Final
      Average Total Cash Compensation with 12 or more years of service.

The retirement benefits shown above for SCIRP, the Pension Restoration Plan and SERP are amounts calculated prior to the Social Security offset. The Social Security offset is equal to one and two-thirds percent of primary Social Security benefits for each year of Retirement Plan participation up to 30 years or a maximum offset of 50% of primary Social Security benefits.

Mr. Drosdick is eligible to participate in SERP. Any SERP benefit payable to him will be offset by accrued benefits from the pension plans of prior employers. Assuming a retirement age of 62 and the satisfaction of applicable plan conditions, the estimated total annual retirement benefit under Sunoco's plans to be paid to Mr. Drosdick based upon his 2001 salary and annual incentive award would be approximately $353,000.

Mr. Owens is eligible to participate in SERP. Any SERP benefit payable to him will be offset by accrued benefits from the pension plans of prior employers. For purposes of calculating his benefits under SERP, Mr. Owens has been credited with his years of service with certain former employers. Assuming a retirement age of 62 and the satisfaction of applicable plan conditions, the estimated total annual retirement benefit under Sunoco's plans to be paid to Mr. Owens based upon his 2001 salary and annual incentive award would be approximately $219,000 prior to offset by his prior employers' pension plan benefits.

Credited years of service under these plans for the Named Executive Officers as of December 31, 2001 are as follows:

            ----------------------------------------------

              Name       Years of Service
            -----------------------------
            -----------------------------
         J. G. Drosdick          5
            -----------------------------
         J. H. Maness            1
            -----------------------------
         D. M. Fretz            24
            -----------------------------
         R. W. Owens            12/1/
            -----------------------------
         C. K. Valutas          25
            -----------------------------

            NOTE TO TABLE:

            /1/R. W. Owens' years of service include 8
               years credited under SERP for service with prior employers, as described above.




-------------------------------------------------------------------------------

                     SEVERANCE PLANS AND OTHER INFORMATION
-------------------------------------------------------------------------------
The Named Executive Officers participate in plans with certain other key management personnel which provide for severance benefits in the event they are involuntarily terminated without cause by Sunoco. In the case of the Chief Executive Officer, severance payments would be equal to two years of base salary plus guideline annual incentive in effect on his or her termination date, as defined in the plans. The other Named Executive Officers would receive such payments for one and one-half years. If termination (whether actual or constructive) occurs within two years of a Change in Control, as defined in the plans, severance would be payable in a lump sum equal to three times annual compensation for the Chief Executive Officer and the other Named Executive Officers. For these purposes, annual compensation consists of (i) the executive's annual base salary in effect immediately prior to a Change in Control or immediately prior to his or her employment termination date, whichever is greater, plus (ii) the greater of his or her annual guideline incentive in effect immediately before the Change in Control or employment termination date, or the highest bonus awarded to the executive in any of the three years ending before the Change in Control or in any subsequent year ending before his or her employment termination date.

Each eligible executive will be entitled to medical and life insurance coverage for up to the number of years of severance received, at the same rate that such benefits are provided to active employees of Sunoco. In the case of a Change in Control, the plans also provide for the protection of certain pension benefits and reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to the Change in Control. Sunoco's long-term incentive compensation plans provide that upon a Change in Control, all stock options become immediately exercisable, and all performance-based common stock unit awards will be paid out in an amount equal to the total number of performance-based common stock units outstanding as of the Change in Control (when the Change in Control occurs during the year following the date of grant) and at the greater of (i) the total number of performance-based common stock units outstanding as of the Change in Control or (ii) the total number of performance-based common stock units outstanding, multiplied by the applicable performance factor (as defined in the Plans) related to the Company's performance immediately prior to the Change in Control (when the Change in Control occurs after the first year of grant). The common stock unit awards will be paid out regardless of whether performance targets have been met. Common stock unit awards conditioned on continued employment will be paid out in an amount equal to the total number of common stock units outstanding as of the Change in Control.


-------------------------------------------------------------------------------

Directors' & Officers' Indemnification Agreements

Sunoco's bylaws require that Sunoco indemnify its directors and officers, to the extent permitted by Pennsylvania law, against any costs, expenses (including attorneys' fees) and other liabilities to which they may become subject by reason of their service to Sunoco. To insure against such liabilities, Sunoco has purchased liability insurance for its directors and officers and has entered into indemnification agreements with its directors and certain key executive officers and other management personnel. This insurance and the indemnification agreements supplement the provisions in Sunoco's Articles of Incorporation which eliminate the potential monetary liability of directors and officers to Sunoco or its shareholders in certain situations as permitted by law.

Section 16(a) Beneficial Ownership Reporting Compliance

Sunoco believes that during 2001, all SEC filings of its officers and directors complied with the requirements of Section 16 of the Securities Exchange Act, based on a review of forms filed, or written notice that no annual forms were required, except that late filings were made to report two separate grants of broad-based employee stock options--800 employee stock options granted to Mr. Charles Valutas and 700 employee stock options granted to Mr. Paul Mulholland, Treasurer of Sunoco, which were inadvertently not filed by the Company on Mr. Valutas' and Mr. Mulholland's behalf. Sunoco is not aware of any shareholder who owned 10 percent or more of Sunoco common stock during 2001.
-------------------------------------------------------------------------------

By Order of the Board of Directors,

/s/ Ann C. Mule'

Ann C. Mule'
Assistant General Counsel and Corporate Secretary
Philadelphia, PA
March 18, 2002

                                 [LOGO] SUNOCO
                                  Sunoco, Inc.

                                 Visit our site
                             on the World Wide Web

                            http://www.SunocoInc.com

[LOGO OF SUNOCO]

                            Your Vote is Important!

                      You can vote in one of three ways:

OPTION 1: Vote by Telephone - Call 1-877-290-2604 and respond to a few simple questions after entering the Control Number below. Telephone voting closes at 11:59 p.m. Eastern U.S. Time on Wednesday, May 1, 2002.*

          Call on a touch-tone telephone        Your Control Number is:
          1-877-290-2604 anytime. There
          is no charge for this call.       For Telephone/Internet Voting
            [GRAPHIC OF TELEPHONE]               [GRAPHIC OF COMPUTER]

OPTION 2: Vote by Internet - Access http://www.proxyvoting.com/sunoco and respond to a few simple prompts after entering the Control Number above. Internet voting closes at 11:59 p.m. Eastern U.S. Time on Wednesday, May 1, 2002.*

          Your telephone or Internet vote authorizes the named Proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

OPTION 3: Vote by Mail - If you do not wish to vote using a touch-tone telephone or the Internet, complete and return the proxy card below in the envelope provided.*

          Whichever method you choose, please vote promptly.

          *In order to allow the SunCAP Trustee adequate time to vote the shares held in that plan, voting instructions from SunCAP participants must be received no later than 5:00 p.m. Eastern U.S. Time on Tuesday, April 30, 2002.

Fold and Detach Here                                        Fold and Detach Here
--------------------------------------------------------------------------------
[LOGO OF SUNOCO]                 THIS PROXY AND VOTING INSTRUCTION CARD IS
Sunoco, Inc.                     SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Ten Penn Center                  OF SUNOCO, INC. FOR THE MAY 2, 2002 ANNUAL
1801 Market Street               MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS
Philadelphia, PA 19103-1699      THEREOF.

The Undersigned appoints J.G. DROSDICK and A.C. MULE' and each of them, with full power of substitution, as proxies and attorneys-in-fact (the "Proxies") to vote as indicated all shares of Sunoco, Inc. Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the 2002 Annual Meeting. This proxy card also provides voting instructions for shares held for the account of the undersigned, if any, in the Sunoco, Inc. Capital Accumulation Plan ("SunCAP"). For additional explanatory information, see the "Questions and Answers" section of the accompanying proxy statement.

SIGNATURE                        SIGNATURE                     DATED
         -----------------------          --------------------      ----------
Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee, guardian, etc., give full title. If stock is jointly owned, each joint owner should sign.
                           CONTINUED ON REVERSE SIDE

This proxy and voting instruction card, when properly executed, will be voted by the Proxies in the manner designated below. For shares not held in SunCAP, if this proxy and voting instruction card is returned signed, but there is no indication of a vote or if it is not clear which box is checked, the Proxies will vote FOR proposals (1) and (2). SunCAP shares will be voted in accordance with the terms of that plan.

The Board of Directors unanimously recommends a vote FOR proposals (1) and (2).
                                                     -------------------------

(1) Election of a Board of Directors

01 - R. J. Darnall    04 - T. P. Gerrity    07 - R. D. Kennedy  10 - R. A. Pew                               FOR All   WITHHOLD From
02 - J. G. Drosdick   05 - R. B. Greco      08 - R. H. Lenny    11 - G. J. Ratcliffe                         Nominees   All Nominees
03 - U. F. Fairbairn  06 - J. G. Kaiser     09 - N. S. Matthews                                              listed        Listed
                                                                                                              [_]           [_]



TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE (TO ABSTAIN), LIST NOMINEE'S
NAME:
     ---------------------------------------------------------------------------

(2) Approval of the appointment of     [_] FOR     [_] AGAINST     [_] ABSTAIN
    Ernst & Young LLP as independent
    auditors for fiscal year 2002:

[_] Please check ONLY if you plan to attend the 2002 Annual Meeting. Admission tickets are required and will be mailed to you.

[_] Please check if you have multiple shareholders in your household and want to consent to receive only one set of the annual report and proxy statement. Your consent will remain effective, and will apply to future annual meeting materials, until revoked. (See page 7 of the 2002 Proxy Statement, Question 14)

[_] Please check if you consent to access future annual reports and proxy statements electronically via the Internet instead of receiving them in the mail. Your consent will remain effective, and will apply to future annual meeting materials, until revoked.

Please sign and date your proxy card on the reverse side and return it promptly in the envelope provided.